Exhibit 5(i) and 23(ii)

(ON LETTERHEAD)

CONSENT AND OPINION OF COUNSEL

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:               Lapolla Industries, Inc. (the “Company”)
 Form S-8 Registration Statement

Gentlemen:

The undersigned is required to render an opinion concerning the filing of a Form S-8 Registration Statement registering 10,000,000 shares pursuant to the Company’s Equity Incentive Plan, as amended (the “Equity Plan”).  In this connection the undersigned has, among other things, reviewed the Equity Plan, the Form S-8 Registration Statement, Prospectus, Form of Option, Restated Certificate of Incorporation, Minutes, and Bylaws, and where applicable, amendments thereto, of the Company, corporate records and other filings with the Securities and Exchange Commission, consulted with the principals of the Company and engaged in such other research and review as deemed applicable and pertinent hereto.

Based upon the results of such inquiry and knowledge and information gleaned from the various documentation, the undersigned is of the Opinion that the 10,000,000 shares which are the subject of this Registration Statement, have been properly and duly reserved for issuance pursuant to the Equity Plan, and such shares, issuable upon exercise of stock option or stock bonus awards granted pursuant to the Equity Plan by the Company’s Compensation Committee of the Board of Directors, as Administrator, and when issued upon receipt of payment therefore, will be validly issued, fully paid and non-assessable.

The undersigned hereby consents to the use of its name and all references to this Firm in the Form S-8 Registration Statement covering shares reserved under the Equity Plan.

Very truly yours,

ALFRED V. GRECO, PLLC

/s/ Alfred V. Greco, Esquire
Alfred V. Greco, Esquire

May 16, 2011

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